Exhibit 8.2

                        Opinion of Edwards & Angell, LLP

                                                              March 16, 2000


NetOptix Corporation
Sturbridge Business Park
Sturbridge, MA 01566

Ladies and Gentlemen:

                  We have acted as counsel to NetOptix Corporation, a Delaware corporation ("NetOptix"), in connection with the proposed merger (the "Merger"), in which CI Subsidiary, a Delaware corporation ("Sub"), a wholly-owned subsidiary of Corning Incorporated, a New York corporation ("Corning"), will be merged into NetOptix pursuant to the Agreement and Plan of Merger ("Agreement") dated as of February 13, 2000, among NetOptix, Corning and Sub.

                  At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion pursuant to Item 601(b)(8) of Regulation S-K.

                  For purposes of the opinion set forth below, we have relied, with the consent of NetOptix and the consent of Corning, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of NetOptix and Corning dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. With respect to the certificates described in the immediately preceding sentence, we have relied only on factual statements and representations contained therein and, to the extent that such certificates also contain legal conclusions, we have not relied upon such conclusions. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement-Prospectus of NetOptix and Corning (the "Proxy Statement-Prospectus") included therein. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement-Prospectus or the appendices thereto (including the Merger Agreement).

                  We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus.

                  Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and, accordingly:

        1. No gain or loss will be recognized by the holders of NetOptix common stock who exchange their NetOptix common stock for Corning common stock pursuant to the merger, except with respect to any cash received in lieu of a fractional share of Corning common stock;

        2. The aggregate tax basis of the Corning common stock received in the merger by each holder of NetOptix common stock will be the same as the aggregate tax basis of the NetOptix common stock surrendered in exchange therefor, reduced by any


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              amount of tax basis allocable to a fractional share interest in
              Corning common stock for which cash is received;

        3. The holding period of a holder of NetOptix common stock for Corning common stock received in the merger will include the holding period for the NetOptix common stock surrendered in exchange therefor;

        4. A NetOptix stockholder who receives cash in lieu of a fractional share interest in Corning common stock pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the tax basis of the NetOptix common stock allocable to such fractional share interest; and

        5. No gain or loss will be recognized by Corning, Corning shareholders, Sub, or NetOptix as a result of the merger.

                                                     Very truly yours,

                                                     /s/Edwards & Angell, LLP
                                                     Edwards & Angell, LLP

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